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                                                                   EXHIBIT 99(a)

                           RAMSAY MANAGED CARE, INC.
                             1276 Minnesota Avenue
                          Winter Park, Florida  32789


             Ramsay Health Care, Inc. and Ramsay Managed Care, Inc.
                       Announce Effective Date of Merger

                 CORAL GABLES, Fla., June 9 /PRNewswire/ -- Ramsay Health Care, Inc. (Nasdaq: RHCI) and Ramsay Managed Care, Inc. (Nasdaq: RMCR) today announced that their merger will become effective on June 10, 1997. As a result of the merger, Ramsay Managed Care, Inc. will become a wholly owned subsidiary of Ramsay Health Care, Inc. The merger was previously approved by stockholders of both companies and was recently approved by Ramsay Health Care, Inc's current lender group as part of an amendment of the terms of its existing indebtedness. Ramsay Health Care, Inc. also announced that it is continuing its refinancing efforts.

                 In commenting on the merger, Paul J. Ramsay, Chairman of the Board of Ramsay Health Care, Inc. stated, "We are very excited about the increased revenue opportunities, cost savings, and efficiencies and other benefits which will be realized as a result of the merger."

                 Ramsay Health Care, Inc. is a leading provider of behavioral health care services, serving markets in 16 states. Ramsay Health Care, Inc. delivers a comprehensive range of behavioral healthcare services at alternative delivery sites including freestanding hospitals, juvenile residential treatment units, and outpatient clinics. Ramsay Health Care, Inc. also manages behavioral healthcare programs on behalf of other hospitals and community mental health canters.

                 Ramsay Managed Care, Inc. operates a long-established business in the management of mental health services and substance abuse programs on behalf of self insured employers, health maintenance organizations
       (HMOs) and governmental agencies in various states.

       SOURCE Ramsay Health Care, Inc.; Ramsay Managed Care, Inc.
            -0- 06/09/97
            /CONTACT: Bert Cibran, President & COO, 305-569-4621, or Carol Lang, EVP & CFO, 305-569-4622, both of Ramsay Health Care and Ramsay Managed Care/
            /Other Ramsay Health Care press releases are available through Company News On-Call by fax, 800-758-5804, extension 116733, or at http://www.prnewswire.com/

       (RHCI RMCR)

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